UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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General Electric Company
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Commencing on April 14, 2022, General Electric made available to shareholders and/or proxy advisory firms the following communication for consideration in connection with its upcoming annual meeting of shareholders to be held on May 4, 2022.

Key Voting Items for GE’s 2022 Annual Meeting
Election of Directors
•Our Board slate for 2022 adds three new directors with industry and operating expertise aligned with our strategic transformation so that each future company will have a dedicated board with deep domain expertise.

•The slate has 13 directors, reflecting these additions and director James Tisch’s decision not to stand for reelection this year.
For more information, see pages 6-12 of the proxy statement.
Say-on-Pay … Responsiveness to Shareholders
The fundamental objective of our compensation programs is to drive accountability and performance. We design them to focus leadership on key areas that drive accountability for executing our strategy and align with investors’ interests. Our Board balances alignment with the company’s strategy, market practice and trends, and shareholder feedback, including the results of say-on-pay votes, and we have taken numerous actions over the past several years to enhance our programs, strengthen the links between pay and performance, and incentivize management to deliver for shareholders.

•Through GE’s engagement efforts during the past year, the Board sought to elicit and consider a full range of shareholders’ perspectives related to executive compensation. We held meetings with shareholders representing 53% of outstanding shares and 76% of outstanding shares held by institutional investors.

•Shareholders have been overwhelmingly supportive of our CEO and extending his leadership, but the primary area of concern underlying last year’s low say-on-pay vote was about the timing, size and structure of the 2020 retention grant made as part of the extension.

◦The Board commits that adjusting performance metrics for previously issued equity awards is an action that will not be taken absent extraordinary circumstances, or for equitable adjustments in connection with corporate transactions such as our planned spin-off transactions.

◦After considering a range of alternatives, the compensation committee also agreed with the CEO to reduce his annual equity incentive grant for 2022 from a grant date fair value of $15 million to $5 million, representing a 67% reduction of annual equity compared to the amount previously provided in the CEO’s employment agreement. This action reflects the Board’s desire to recognize and meaningfully respond to our shareholders.

•In addition, annual bonuses for 2021 were formulaic and based only on the predetermined performance metrics for our businesses, in response to some shareholders’ feedback that they did not support the way discretion was used to increase bonus funding for 2020 compared to a more formulaic approach.
For more information, see pages 25-26 of the proxy statement.

Shareholder Proposals
The Board has considered and recommends against each of the shareholder proposals.

Proposal	Why the Board recommends a vote against the proposal
Cessation of Stock Option and Bonus Programs
•Equity awards and annual cash bonuses are important components of our executive compensation program.
•The proposal would impose arbitrary limits on the compensation committee and put GE at a competitive disadvantage compared to peers.

Ratification of Termination Pay
•The broad approach this proposal suggests would place GE at a competitive disadvantage by limiting GE’s ability to attract and retain key leaders.
•The need for GE to remain competitive in the market for talent is even more important in the context of our plan to form three independent companies from our existing businesses.
•GE already has a carefully tailored policy to seek shareholder approval of termination pay in appropriate circumstances.

Employee Representative Director
•GE has a robust and effective process for identifying and recruiting qualified, independent and diverse directors.
•The proposal would undermine the governance committee’s judgment to nominate the individuals it believes would best serve all shareholders as directors.

For more information, see pages 59-62 of the proxy statement.
Seeking approval of 2022 Long-Term Incentive Plan
•Shareholders are being asked to approve the GE 2022 Long-Term Incentive Plan (the 2022 LTIP), which is intended to replace the GE 2007 Long-Term Incentive Plan, as amended (the 2007 LTIP) and the GE Stock-Based Compensation and Incentive Plan for Consultants, Advisors and Independent Contractors (the Consultants’ Plan), and to provide equity awards under our long-term equity compensation program.
For more information, see pages 55-58 of the proxy statement.

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